FIRST AMENDMENT TO THE AMENDED AND RESTATED CUSTODY AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) to the Amended and Restated Custody Agreement (the “Agreement”) dated as of April 19, 2021, as amended, is effective as of the last date on the signature block, is entered into by and between F/M FUNDS TRUST, a Ohio business trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Exhibit A, as amended to add the following fund:

F/m Investments Large Cap Focused Fund

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

F/M FUNDS TRUST		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Matthew A. Swendiman	By:	/s/ Gregory Farley
Name:	Matthew A. Swendiman, CFA	Name:	Gregory Farley
Title:	President	Title:	Senior Vice President
Date:	July 31, 2022	Date:	7/28/2022

Amended Exhibit A to the Custody Agreement

Separate Series of F/m Funds Trust

Name of Series

Oakhurst Fixed income Fund Oakhurst Short Duration Bond Fund Oakhurst Short Duration High Yield Credit Fund F/m Investments Large Cap Focused Fund

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